Exhibit 99.1

 Third Quarter 2019 Investor Presentation  September 24, 2019

 IMPORTANT INFORMATION FOR SHAREHOLDERS AND INVESTORSThis presentation shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger with FNB Financial Corp. (“FNB”), FB Financial Corporation (“FB Financial”) will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will contain the proxy statement of FNB and a prospectus of FB Financial. Investors and shareholders are encouraged to read the registration statement, including the proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the proposed transaction, FNB, and FB Financial. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be mailed to FNB shareholders and will be available for free on the SEC’s website (www.sec.gov). The proxy statement/prospectus will also be made available for free by contacting FB Financial Corporation Investor Relations at (615) 564-1212 or investors@firstbankonline.com. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.PARTICIPANTS IN THE SOLICITATIONFB Financial, FNB, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from FNB shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of FB Financial may be found in the definitive proxy statement for FB Financial’s 2019 annual meeting of shareholders, filed with the SEC by FB Financial on April 16, 2019, and other documents subsequently filed by FB Financial with the SEC. Information about the directors and executive officers of FNB, including additional information regarding the interests of such participants, will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described in the paragraph above.

 Certain statements contained in this presentation may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements relating to the timing, benefits, costs, and synergies of the proposed merger with FNB (which we refer to as the “FNB merger”), and FB Financial’s future plans, results, strategies, and expectations. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond FB Financial’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the FB Financial or any other person that such expectations, estimates, and projections will be achieved. Accordingly, FB Financial cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict and that are beyond FB Financial’s control. Although FB Financial believes that the expectations reflected in these forward-looking statements are reasonable as of the date of this presentation, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) the risk that the cost savings and any revenue synergies from the proposed FNB merger or another acquisition may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed FNB merger with customer, supplier, or employee relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement with FNB, (4) the failure to obtain necessary regulatory approvals for the FNB merger, (5) the failure to obtain the approval of FNB’s shareholders for the merger, (6) the possibility that the costs, fees, expenses, and charges related to the FNB merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (7) the failure of the conditions to the FNB merger to be satisfied, (8) the risks related to the integration of acquired businesses (including the proposed FNB merger, FB Financial’s recent acquisition of branches from Atlantic Capital Bank, and any future acquisitions), including the risk that the integration of the acquired operations with those of FB Financial will be materially delayed or will be more costly or difficult than expected, (9) the risks associated with FB Financial’s pursuit of future acquisitions, (10) the risk of expansion into new geographic or product markets, (11) reputational risk and the reaction of the parties’ customers to the FNB merger, (12) FB Financial’s ability to successful execute its various business strategies, including its ability to execute on potential acquisition opportunities, (13) the risk of potential litigation or regulatory action related to the FNB merger, and (14) general competitive, economic, political, and market conditions.Many of these factors are beyond FB Financial’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if FB Financial’s underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this presentation, and FB Financial does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for FB Financial to predict their occurrence or how they will affect FB Financial.FB Financial qualifies all of its forward-looking statements by these cautionary statements.  Forward looking statements

 Use of non-GAAP financial measures  This presentation contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non‐GAAP financial measures include, without limitation, adjusted net income, adjusted diluted earnings per share, adjusted pro forma net income, adjusted pro forma diluted earnings per share, core noninterest expense, core noninterest income, core efficiency ratio (tax-equivalent basis), banking segment core efficiency ratio (tax-equivalent basis), mortgage segment core efficiency ratio (tax-efficiency basis), adjusted mortgage contribution, and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non‐core/adjusted in nature. The Company refers to these non‐GAAP measures as adjusted or core measures. The presentation also presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on tangible common equity, return on average tangible common equity, adjusted return on average assets, adjusted return on average equity, adjusted return on average tangible common equity, pro forma return on average assets and equity and pro forma adjusted return on average assets and equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. The tables included in the Appendix to this presentation provide a reconciliation of these measures to the most directly comparable GAAP financial measures.

   Strategic drivers    Great Place to Work  Strategic M&A and Capital Optimization    Experienced Senior Management Team  Elite Financial Performance  Scalable Platforms Enabled by Technology  Empowered Teams Across Attractive Metro and Community Markets

Over 110 years of history

- Organic growth
- Acquisitions
- Other

1990: Jim Ayers acquired sole control of the Bank

2001: Opened branches in Nashville and Memphis

2004: Opened branch in Knoxville

2008: Opened two branches in Chattanooga

2014: Opened branch in Huntsville, Alabama

2015 - 2019: Awarded "Top Workplaces" by The Tennessean

2016: Rebranded to FB Financial and Completed IPO

2018: Completed secondary offering of 3.7mm shares

2019: Opened branch in Florence, Alabama

Year: 1906 1984 1988 1990 1996 1999 2001 2003 2004 2006 2007 2008 2010 2012 2013 2014 2015 2016 2017 2018 2019

1984: Jim Ayers and associate acquired the Bank

1988: Purchased assets of First National Bank of Lexington; Changed franchise name to FirstBank

1996: Purchased Bank of West Tennessee (Lexington) and Nations Bank branch (Camden)

1999: Acquired First State Bank of Linden

2001: Acquired Bank of Huntingdon

2003: Acquired The Bank of Murfreesboro in Nashville MSA

2007: Acquired branches from AmSouth Bank in Tennessee community markets

2015: Acquired Northwest Georgia Bank in Chattanooga MSA

2016: Completed core operating platform conversion

2017: Acquired Clayton Bank and Trust (Knoxville, TN) and American City Bank (Tullahoma, TN)

2019: Acquired Atlantic Capital branches

2019: Announced the pending acquisition of FNB Financial Corp. (Scottsville, KY)

	1984	1996	1999	2001	2003	2004	2006	2007	2008	2010	2012	2014	2015	2016	2017	2018	2019
Assets ($bn)	$0.3	$0.5	$0.8	$1.1	$1.1	$1.5	$1.9	$2.1	$2.1	$2.2	$2.4	$2.9	$3.3	$4.7	$5.1	$6.2[(1)]	

FB FirstBank

[1] Pro forma for pending acquisition of FNB Financial Corp.

5

Snapshot of FB Financial today

Company overview

- Second largest Nashville-headquartered bank and third largest Tennessee-based bank
- Originally chartered in 1906, one of the longest continually operated banks in Tennessee
- Completed the largest bank IPO in Tennessee history in September 2016
- Mr. James W. Ayers currently owns ~44% of FB Financial following 2018 secondary offering
- Attractive footprint in both high growth metropolitan markets and stable community markets
  - Located in six attractive metropolitan markets in Tennessee & Alabama
  - Strong market position in twelve community markets
  - Mortgage offices located throughout footprint and strategically across the southeast, with a national online platform
- Provides community banking, relationship-based customer service with the products and capabilities of a larger bank
  - Local people, local knowledge and local authority
  - Personal banking, commercial banking, investment services, trust and mortgage banking
- Completed Atlantic Capital branch deal in April 2019 with $588.9 million in deposits and $375.0 million in loans. Announced FNB Financial Corp. acquisition in September 2019 (see pg. 20).

Current organizational structure



FB Financial Corporation
100% stockholder of FirstBank
FB FirstBank

Financial highlights

Balance sheet data ($mm)	6/30/2019
Total assets	$5,940
Loans - HFI	4,290
Total deposits	4,843
Shareholder's equity	719

Key metrics (%)	1H 2019
Adjusted ROAA (%)	1.58%[1]
Adjusted ROATCE (%)	16.4%[1]
NIM (%)	4.50%
Core Efficiency (%)	65.4%[1]
Tangible Common Equity / Tangible Assets (%)	9.2%[1]

Note: Unaudited financial data as of June 30, 2019

[1] Non-GAAP financial measure. See "Use of non-GAAP financial measures" and "Reconciliation of non-GAAP financial measures" in the Appendix hereto.

FB FirstBank

6

 A leading community bank headquartered in Tennessee  Top 10 banks in Tennessee¹  Top 10 banks under $30bn assets in Tennessee¹,2  Source: SNL Financial; Note: Deposit data as of June 30, 2019; Pro forma for completed acquisitions since June 30, 2019 and pending acquisitions announced as of September 18, 2019.1 Sorted by deposit market share, deposits are limited to Tennessee.2 Community bank defined as banks with less than $30bn in assets.  #2 community bank in Tennessee2

 Attractive footprint with balance between stable community markets and high growth metropolitan markets  269123Blue dots  193210228Metro markets  130131135Highway  167169172State county outlines  8715487Green dots  148194148Community markets  Source files are619754_FirstBank Bancorp.ai and mapinfo  1 Source: SNL Financial. Statistics are based upon county data. Market data is as of June 30, 2019 and is presented on a pro forma basis for completed acquisitions since June 30, 2019 and pending acquisitions as of September 18, 2019. Size of bubble represents size of company deposits in a given market.2 Financial and operational data as of June 30, 2019.            Nashville MSA  Knoxville MSA  Chattanooga MSA  Huntsville MSA  Memphis MSA      Jackson MSA  Metropolitan marketsCommunity markets      Our current footprint1   Total loans (excluding HFS)2 - $4.3bn  Total full service branches2 – 66 branches  Total deposits2 - $4.8bn  Market rank by deposits: Nashville (12th)Chattanooga (5th) Knoxville (9th) Jackson (3rd) Memphis (29th)Huntsville (19th)       Community  Metropolitan69%   Community 19%  Community 42%  Metropolitan58%   Metropolitan58%   Community 33%

 Well positioned in attractive metropolitan markets  269123Blue dots  193210228Metro markets  130131135Highway  167169172State county outlines  8715487Green dots  148194148Community markets  Source files are619754_FirstBank Bancorp.ai and mapinfo  Nashville rankings: “The new 'it' City” – The New York Times1   Most attractive mid-sized cities for business3  # 2  Home to leading companies…with more on the way  Nashville growth  Population growth 2010 – 2019 (%)  Projected median HHI growth 2019 – 2024 (%)  Projected population growth 2019 – 2024 (%)  Located in northern Alabama One of the strongest technology economies in the nation, with the highest concentration of engineers in the United States6th largest county by military spending in the country  Huntsville  Chattanooga  4th largest MSA in TNDiverse economy with over 24,000 businesses Employs over 260,000 people Focused on attracting tech companies and start-ups; first municipality to debut a gigabit network  Memphis  2nd largest MSA in TNDiversified business base and has the busiest cargo airport in North America11.5 million tourists visit annually, generating more than $3.3 billion for the local economy in 2016   Knoxville  3rd largest MSA in TN Approximately 14,000 warehousing and distribution jobs are in the area and account for an annual payroll of $3.8 billionWell situated to attract the key suppliers and assembly operations in the Southeast  Source: S&P Market Intelligence; Chattanooga, Knoxville, Memphis, Huntsville Chambers of Commerce, U.S. Department of Labor, Bureau of Labor Statistics, NAICS; 1 January 9, 2013 “Nashville Takes its Turn in the Spotlight”; 2 Forbes, June 2017; 3 KPMG, April 2014; 4 Headlight Data, July 2017; 5 ACBJ, October 2017.  8th largest MSA in TNComplements and solidifies our West Tennessee franchiseFirstBank is an established leader with #3 market share  Jackson  Metro for professional and business service jobs2  # 1  North America HQ    AllianceBernstein LP to base 1,050 jobs in Davidson county   Healthiest economy in top 100 metro areas5  # 4  Fastest growing large metro economy4  # 3  Amazon operations hub will bring as many as 5,000 jobs

1H 2019 highlights

Key highlights

- Adjusted diluted EPS[1] of $1.36, resulting in adjusted ROAA[1] of 1.58%
- Completed acquisition of branches from Atlantic Capital Bank with $375.0 million in loans and $588.9 million in deposits on April 5, 2019; results to date in line with transaction assumptions
- Loans (HFI) grew to $4.3 billion, a 25.6% increase from 2Q 2018; grew 34.2% annualized from 4Q 2018
- Customer deposits grew to $4.8 billion, a 25.2% increase from 2Q 2018; grew 36.9% annualized from 4Q 2018
- Continued customer-focused balance sheet growth resulting in a net interest margin of 4.50% for 1H 2019
- Completed exit of wholesale mortgage channels on August 2, 2019; divestiture allows for additional focus on retail and Consumer Direct origination channels
- Total mortgage contribution, adjusted[1] of $3.3 million in 1H 2019, compared to $5.3 million in 1H 2018

Financial results

	1H 2019
Diluted earnings per share	$1.21
Adjusted diluted earnings per share[1]	*$1.36*
Net income ($million)	$38.3
Adjusted net income[1] ($million)	*$42.9*
Net interest margin	4.50%
Impact of accretion and nonaccrual interest (bps)	*17*
Return on average assets	1.41%
Adjusted return on average assets[1]	*1.58%*
Return on average equity	11.1%
Adjusted return on average equity[1]	*12.4%*
Return on average tangible common equity[1]	14.6%
Adjusted return on average tangible common equity[1]	*16.4%*
Efficiency ratio	69.3%
Core efficiency ratio[1],	*65.4%*
Banking Segment core efficiency ratio[1],	*56.7%*

[1] Results are non-GAAP financial measures that adjust GAAP reported net income, total assets, equity and other metrics for certain intangibles, income and expense items as outlined in the non-GAAP reconciliation calculations, using a combined marginal income tax rate of 26.06% excluding one-time items. See "Use of non-GAAP financial measures" and the Appendix hereto for a discussion and reconciliation of non-GAAP financial measures.

FB FirstBank

10

     Consistently delivering balanced profitability and growth  Drivers of profitability  Pro forma return on average assets, adjusted1,2  Net interest margin  Core efficiency ratio2      Loans / deposits  1 Pro forma net income and tax-adjusted return on average assets include a pro forma provision for federal income taxes using a combined effective income tax rate of 35.37%, 35.63%, 35.08%, and 36.75% for the years ended December 31, 2013, 2014, 2015, and 2016, respectively, and also includes the exclusion of a one-time tax charge from C Corp conversion in 3Q 2016 and the 4Q 2017 benefit from the 2017 Tax Cuts and Jobs Act. Non-GAAP financial measures. A combined effective tax rate of 26.06% is being applied for the year ended December 31, 2018 and 1H 2019. 2 See “Use of non-GAAP financial measures,” and “Reconciliation of non-GAAP financial measures” in the Appendix hereto.    NPLs (HFI) / loans (HFI) (%)

 Net interest margin remains strong  Historical yield and costs  1 Includes tax-equivalent adjustment.2 Data for nonaccrual interest collections not available prior to 2016.NA = not available  NIM (%)  3.75%   3.93%   3.97%   4.10%   4.46%   4.66%  4.50%    Impact of accretion and nonaccrual interest (%)2   NA  NA  0.01%  0.17%  0.24%  0.20%  0.17%    Deposit cost (%)   0.48%  0.36%  0.30%  0.29%  0.42%  0.76%  1.14%    Loan (HFI) yield     2017  2018  1H 2019  Contractual interest rate on loans HFI1  4.95%  5.42%  5.63%  Origination and other loan fee income  0.32%  0.39%  0.35%    5.27%  5.81%  5.98%  Nonaccrual interest collections  0.14%  0.04%  0.01%  Accretion on purchased loans  0.22%  0.23%  0.20%  Loan syndication fees  0.03%  0.01%  0.01%  Total loan yield (HFI)  5.66%  6.09%  6.20%

     Consistent loan growth and balanced portfolio  Total loan growth1 ($mm) and commercial real estate concentration  Loan portfolio breakdown1    4Q 2012  1 Exclude HFS loans; C&I includes owner-occupied CRE; CRE excludes owner-occupied CRE.2 Risk-based capital at FirstBank as defined in Call Report.   Commercial real estate (CRE) concentration2  % of Risk-Based Capital      12/31/18  6/30/19  C&D loans subject to 100% risk-based capital limit  99%  92%  Total CRE loans subject to 300% risk-based capital limit  238%  267%        2Q 2019  Total HFI loans: $4,290 million

   Stable core deposit franchise  Total deposits ($mm)  1 Includes mortgage servicing-related escrow deposits of $45.4 million, $53.7 million and $53.5 million for the years ended December 31, 2016, 2017 and 2018, respectively, and $68.3 million as of June 30, 2019. There were no mortgage servicing-related escrow deposits prior to those periods.  Noninterest bearing deposits ($mm)1  Deposit composition as of June 30, 2019  Cost of deposits        CAGR 19.7%  CAGR 22.9%      1

 $ 103.7  $ 98.1  $36.9  $ 3.5  $ (9.3)  $5.5  $ 13.2   $ 20.6   $8.8  $ (3.5)  $ (8.7)  $(5.7)  $116.9  $100.7  $45.5  Total Mortgage adjusted pre-tax contribution1 of $3.3 million for 1H 2019; adjusted for $1.9 million of restructuring expensesMortgage banking income $45.5 million, down 17.2% from 1H 2018Completed the exit of wholesale origination channels (TPO & Correspondent)Exit of wholesale origination channels allows additional focus on enhancing retail channels and improving operating efficiency moving forward  Mortgage operations overview  Highlights    Gain on Sale    Total adjusted pre-tax contribution1 (%)  Mortgage production    Consumer Direct  Correspondent  Third party originated  Retail   Retail footprint            Total Mortgage (including retail footprint)  Banking (excluding retail footprint)        2017   2018  1H19    Fair value changes     Fair value MSR change  Mortgage banking income ($mm)    Servicing Revenue  Total Income  Confirm 2017 numbers    $7.57bn  $7.12bn  IRLC volume:  $3.19bn  IRLC pipeline3:  $504mm  $319mm  $609mm  Refinance %:   42%  34%  46%  Purchase %:   58%  66%  54%  Non-GAAP financial measure. See “Use of non-GAAP financial measures,” and “Reconciliation of non-GAAP financial measures” in the Appendix hereto. See forward looking statements on Slide 1.As of the respective period end.

Improving operating leverage remains a key objective

Improving operating efficiency

- Consolidated 1H 2019 core efficiency ratio[1] of 65.4% driven by Banking segment core efficiency ratio[1] of 56.7%
- Integration of branch acquisition in line with expectations
- Improved mortgage profitability as restructuring continues, offset by reduced servicing income
- Core bank operating expense growth in mid-single digits
- Continued investment in revenue producers, technology and operational capabilities to improve on scalable platform

Core efficiency ratio[1] (tax-equivalent basis)



Banking Segment, declined 14.8 percentage points since 2013
Consolidated, declined 10.0 percentage points since 2013
Mortgage Segment
71.5%
75.4%
95.9%
69.3%
73.9%
97.2%
67.6%
73.1%
86.6%
63.8%
70.6%
82.7%
60.6%
68.1%
85.2%
56.5%
65.8%
98.4%
56.7%
65.4%
98.7%
2013
2014
2015
2016
2017
2018
1H19

[1] Non-GAAP financial measure. See "Use of non-GAAP financial measures," and "Reconciliation of non-GAAP financial measures" in the Appendix hereto.

FB FirstBank

16

 Asset quality continues to improve    Classified & PCI loans ($mm)  Net charge-offs (recoveries) / average loans  Nonperforming ratios  LLR / loans            1 Includes acquired excess land and facilities for all periods subsequent to the acquisition of the Clayton Banks and GNMA rebooked loans for 2017.

   Strong capital position for future growth  1 Total regulatory risk based capital, FB Financial Corporation. 2 Non-GAAP financial measure. See “Use of non-GAAP financial measures,” and “Reconciliation of non-GAAP financial measures” in the Appendix hereto.  Capital position     12/31/17  12/31/18  6/30/19  Shareholder’s equity / Assets  12.6%  13.1%  12.1%  TCE / TA2  9.7%  10.5%  9.2%  Common equity tier 1 / Risk-weighted assets  10.7%  11.7%  10.4%  Tier 1 capital / Risk-weighted assets  11.4%  12.4%  11.0%  Total capital / Risk-weighted assets  12.0%  13.0%  11.6%  Tier 1 capital / Average assets (Leverage Ratio)  10.5%  11.4%  10.0%      Simple capital structure    Tangible book value per share2  Growth: 48.6% since IPO (September 2016)

 M&A strategy1  Tuscaloosa Drive time from Nashville 3:30 / Huntsville 2:10Birmingham from Nashville 2:40 / Huntsville 1:30Atlanta 3:30 / Chattanooga 1:40Greenville 5:10 / Chattanooga 3:30 / Knoxville 2:40Asheville 4:20 / Knoxville 1:50Blacksburg 5:50 / Knoxville 3:20Roanoke 6:10 / Knoxville 3:40Bowling Green 1:00Glasgow 1:30  Consolidation strategy across existing and contiguous markets  Actively evaluate desirable opportunities in current and expansion markets, highlighted aboveFinancially attractive (EPS accretion, limit TBV dilution)Cultural and strategic fitConsolidate across Tennessee as attractive opportunities arisePotential targets in current footprint:22 banks headquartered in TN between $400 million and $750 million in assets11 banks between $750 million and $1 billion12 banks $1 billion to $3 billion in assets  Maintain positive, ongoing dialogue with targets to position ourselves as an option when they are ready to create a partnershipPotential targets in highlighted markets:27 banks headquartered in highlighted MSAs $400 million - $3 billion in assets, 9 of which are greater than $1 billion18 additional banks in community markets $400 million - $3 billion, 5 of which are greater than $1 billionExisting FirstBank Mortgage offices in Tuscaloosa, Birmingham and Atlanta MSAs  Drive Times  Tuscaloosa:Nashville ~3.5 hoursHuntsville ~2 hoursBirmingham:Nashville >3 hoursHuntsville ~1.5 hoursAtlanta:Nashville ~3.5 hoursChattanooga <2 hoursGreenville:Nashville ~5 hoursKnoxville <3 hoursAsheville:Nashville ~4 hoursKnoxville ~2 hours  Atlanta  Birmingham  Tuscaloosa  Greenville  Asheville  Glasgow  Clarksville  Kingsport  JohnsonCity  1 See Forward Looking Statements on slide 1.    FBK Current  FBK Pending      Existing Markets  Expansion Markets

M&A update: announced acquisition of FNB Financial Corp. September 17, 2019

Pro Forma Footprint



FBK
FNB
Nashville MSA
Bowling Green MSA
Bowling Green
Hopkinsville
Clarksville
Gallatin
Lebanon
Nashville
TENNESSEE
Murfreesboro
Columbia

FNB Highlights

- Parent company of Farmers National Bank of Scottsville, which was founded in 1923
- All 5 branches in the Bowling Green MSA, with 3 branches in Bowling Green and 2 branches in Scottsville
- The Bowling Green MSA is the fastest growing MSA in Kentucky, is contiguous to the Nashville MSA, and provides a natural expansion opportunity
- Quality deposit base with 28% noninterest bearing deposits & granular loan portfolio

Farmers National Bank of Scottsville Selected Financials(1)

6/30/19 Total Assets	$	252,538
6/30/19 Loans HFI		178,393
6/30/19 ALLL		1,895
6/30/19 Deposits		203,943
6/30/19 Consolidated Equity(2)		40,325
1H19 ROAA		1.18%
1H19 Efficiency Ratio (FTE)		66.9%
2Q 2019 Net Interest Margin		4.02%
2Q 2019 Yield on Loans		5.71%
2Q 2019 Cost of Deposits		0.90%
6/30/19 NPAs / Assets		0.33%
6/30/19 Reserves / NPLs		226.1%
6/30/19 Reserves / Loans		1.06%
6/30/19 TCE / TA		15.9%
6/30/19 Total RBC Ratio		21.1%

Source: S&P Global Market Intelligence
(1) Financials are bank-level
(2) Consolidated FNB Financial Corp. equity.

FB FirstBank

20

FNB Financial Corp. transaction summary

Strategic Rationale	■ Expand into attractive Bowling Green MSA ranked 7th in deposit market share ■ Dominant market share in Scottsville, KY with 54.5% of deposits ■ Strong financial performer with net interest margin > 4.00% and ROAA > 1.15% ■ Longstanding deposit relationships of a community bank founded in the 1920's with a footprint in a high growth MSA ■ Retain key management and local advisory board; similar culture ■ Low execution risk; operate on same core processing system (Jack Henry)
Transaction Summary	■ Transaction consideration of 954,827 shares of FBK common stock and $15.0 million of cash, or $51.9 million based on FBK closing price of $38.67 on September 16, 2019 ■ Price / Tangible Book Value: 1.29x ■ Price / LTM Net Income: 16.4x ■ Core Deposit Premium: 6.9% ■ Transaction is subject to customary regulatory approvals and FNB shareholder approval; closing is expected Q1 '20
Financial Impact	■ Immediate marginal EPS accretion (excluding one time charges and CECL related provision) ■ Neutral to TBVPS at close of the transaction (including CECL impact and one time charges) ■ ~20% IRR ■ Estimated neutral to regulatory capital ratios

Source: S&P Global Market Intelligence

FB FirstBank

21

Appendix

 Reconciliation of non-GAAP financial measures  Pro forma net income, adjusted  Pro forma diluted earnings per share, adjusted  1 2016 includes loss on sale of mortgage servicing rights, impairment of mortgage servicing rights, gain on sales or write-downs of other real estate owned and other assets and gain on sale of securities; 2015 includes bargain purchase gain and gain from securities; 2014 includes gain from securities; 2012 includes gain on sale of securities and loss on sale or write-downs of other real estate.2 The Company terminated its S-Corporation status and became a taxable corporate entity (“C Corporation”) on September 16, 2016 in connection with its initial public offering. Pro forma amounts for income tax expense, adjusted, and diluted earnings per share, adjusted, have been presented assuming the Company’s pro forma effective tax rate of 36.75%, 35.08%, 35.63%, 35.37%, and 33.76% for the years ended December 31, 2016, 2015, 2014, and 2013, respectively, and also includes the exclusion of a one-time tax change from C Corp conversion in 3Q 2016 and the 4Q 2017 benefit from the 2017 Tax Cuts and Jobs Act. 2019 and 2018 use a marginal tax rate on adjustments of 26.06%; 2017 uses a marginal tax rate on adjustments of 39.23%.

 Reconciliation of non-GAAP financial measures (cont’d)  Tax-equivalent core efficiency ratio(1)  Efficiency ratio (GAAP) is calculated by dividing non-interest expense by total revenue.

 Reconciliation of non-GAAP financial measures (cont’d)  Segment tax-equivalent core efficiency ratio  1 Includes mortgage segment other noninterest mortgage banking expense, depreciation, loss on sale of mortgage servicing rights and amortization and impairment of mortgage servicing rights.

 Tangible book value per common share and tangible common equity to tangible assets  Reconciliation of non-GAAP financial measures (cont’d)

 Reconciliation of non-GAAP financial measures (cont’d)  Return on average tangible common equity  Return on average tangible common equity, adjusted

 Reconciliation of non-GAAP financial measures (cont’d)  Pro forma return on average assets and equity, adjusted

 Reconciliation of non-GAAP financial measures (cont’d)  Total mortgage contribution, adjusted